UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2016

American Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55197	90-0929989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

American Finance Trust, Inc. (the “Company”) entered into a purchase and sale agreement dated as of October 11, 2016, as amended on November 10, 2016, November 18, 2016, November 23, 2016 and December 1, 2016, for the sale of three Merrill Lynch, Pierce, Fenner & Smith properties (the “Merrill Lynch Properties”) owned by the Company at a contract purchase price of $148.0 million, exclusive of closing costs. The potential buyer, an unaffiliated third party, is a Texas-based institutional real estate investment firm focusing on office, retail and industrial assets (the “Buyer”). The Company does not have a material relationship with the Buyer, and the disposition will not be an affiliated transaction.

The Buyer’s obligation to close on its acquisition of the Merrill Lynch Properties was subject to the satisfactory completion of the Buyer’s due diligence review, which the Buyer completed on December 1, 2016, as well as a financing contingency which expired on December 13, 2016. As a result, the Buyer’s $3.0 million deposit is non-refundable. The purchase and sale agreement is subject to customary conditions and contains customary representations and warranties by the Company. Although the Company believes the disposition of the Merrill Lynch Properties is probable, there can be no assurance that the disposition will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCE TRUST, INC.

Date: December 16, 2016	By:	/s/ Nicholas Radesca
Nicholas Radesca Chief Financial Officer, Secretary and Treasurer